LAMB-CASH VOTING AGREEMENT

                      CONSENT OF TRANSFEREE OF QUEST SHARES
                      -------------------------------------

     Whereas, the undersigned has acquired 2,290,393 shares of common stock of Quest Resource Corporation from Boothbay Royalty Company ("Quest Shares");

     Whereas, the Quest Shares are subject to a voting agreement between Douglas
L. Lamb and Jerry D. Cash ("Voting Agreement") dated November 8, 2002, as amended, modified or supplemented to the date hereof (a copy of which the undersigned acknowledges receiving);

     Whereas, Section 2.4 of the Voting Agreement requires that any transferee of shares of common stock agree, in writing, to be bound by the Voting Agreement and agree to all terms and conditions of the Voting Agreement; and

     Whereas, the Voting Agreement is in full force and effect and has not been amended.

     The undersigned hereby agrees to be bound by the Voting Agreement and agrees to all terms and conditions of the Voting Agreement.

     Specifically, the undersigned agrees, during the term of the Voting Agreement, to use the votes accorded to the Quest Shares to elect the following as directors of Quest Resource Corporation:

          1.   Douglas L. Lamb;
          2.   the designee of Douglas L. Lamb;
          3.   the additional designees of Douglas L. Lamb (if any and as provided in the Voting Agreement);
          4.   Jerry D. Cash;
          5    the designee of Jerry D. Cash; and
          6.   the additional designees of Jerry D. Cash (if any and as provided in the voting agreement).

     Except for sales of the Quest Shares in the public market, each and every transferee or assignee of the Quest Shares from the undersigned shall be bound by and subject to the terms and conditions of the Voting Agreement. Except for sales in the public market, the undersigned shall require that any such transferee or assignee agree in writing to be bound by, and subject to, all the terms and conditions of the Voting Agreement.

     As used in this instrument, a sale of Quest Shares in the public market means a transaction meeting the requirements of the first sentence of Rule 144(f) under the Securities Act of 1933, as amended ("Rule 144"), with the term "brokers' transaction" having the meaning ascribed to such term in Rule 144(g).


     In addition to any other legend required by law or agreement, each certificate evidencing the Quest Shares shall be stamped or otherwise imprinted with a legend to the following effect:

            "The shares represented by this certificate are subject to certain restrictions contained in a Voting Agreement dated as of November 8, 2002, as the same may be amended from time to time, a copy of which is available for examination at the principal

     In witness whereof, the undersigned has executed this instrument dated as of December 31, 2004.


                          MCKOWN POINT, LP

                          By:  EASTERLY FAMILY INVESTMENTS, LLC,
                               its General Partner

                             By: VIRGINIA V. KITE GST EXEMPTION TRUST FOR JAMES
                                 B. KITE, JR.,
                                 its Manager

                                 By: BANK OF TEXAS, N.A., its Trustee



                                     By: /s/ Elijio Mercado, S.V.P.
                                         --------------------------------------
                                         Elijio Mercado,
                                         Senior Vice President